PRESS RELEASE

To:  All Media
Date:     May 13, 1997

     Arrow Financial Corporation announced today that its Board of Directors approved a Shareholder Protection
Rights Plan at its April 30, 1997 meeting.

     The Rights Plan, which is similar to plans adopted by many other corporations with publicly-traded stock, is designed to ensure that Arrow shareholders would be treated fairly in any merger and to guard against any partial tender offers for Arrow stock or other abusive takeover tactics that otherwise might be used by a corporate raider to gain control of the Company.

     The Plan provides for the issuance of one stock purchase right for each outstanding share of Arrow's common stock as of May 12, 1997. The rights will become exercisable only if a person acting without the approval of Arrow's Board of Directors should acquire beneficial ownership of 20% or more of the outstanding shares of Arrow's common stock or announce an unsolicited tender offer for the stock. If exercisable, the rights would give all shareholders, other than the 20% shareholder, the opportunity to buy substantial additional amounts of Arrow's stock under terms and conditions that would significantly dilute the 20% shareholder. Unless and until exercisable, the rights will trade with and be inseparable from Arrow's common stock, and will be evidenced by common stock certificates.

     Thomas L. Hoy, President and Chief Executive
Officer of the Company, stated that "the Rights Plan is not intended to prevent and will not prevent an acquisition of the Company at a full and fair price. However, it may cause substantial dilution to a person or group that acquires 20%or more of the Company's Common Stock unless the rights are first redeemed by the Board of Directors. The Rights should not interfere with any merger or other business combination that is in the best interest of the Company and its shareholders, since the Rights may be redeemed by the Company prior to the day that a person or group acquires 20% or more of the Company's Common
Stock. The Plan was not adopted in response to any effort to acquire control of the Company."

     The Plan does not in any way weaken the
Company's financial strength or interfere with its business plans. The issuance of the Rights has no dilutive effect, will not affect reported earnings per share, is not taxable to the Company or shareholders and will not change the way in which the Company's shares are traded.

     Arrow Financial Corporation is a multi-bank holding company headquartered in Glens Falls, New York with banking locations in upstate New York. Arrow is the parent of Glens Falls National Bank and Trust Company and
Saratoga National Bank and Trust Company.